UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2018

Otonomy, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36591	26-2590070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4796 Executive Drive

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(619) 323-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2018 (the “Closing Date”), Otonomy, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”), among the Company, Oxford Finance LLC, as collateral agent, and the lenders party thereto from time to time.

The Loan Agreement provides for a $15.0 million secured term loan credit facility (the “Term Loan”). The proceeds of the Term Loan may be used for working capital and general corporate purposes. The Company has the right to prepay the Term Loan in whole or in part at any time, subject to a prepayment fee of 3.00% if prepaid on or prior to the first anniversary of the Closing Date, 2.00% if prepaid after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, and 1.00% thereafter. Amounts prepaid or repaid under the Term Loan may not be reborrowed. The Term Loan was fully funded on the Closing Date and matures on December 1, 2023 (the “Maturity Date”). The Company paid a facility fee of 0.75% and customary closing fees.

The Term Loan bears interest at a floating rate equal to the greater of 5.25% and the prime rate as reported in the Wall Street Journal from time to time, plus 3.75%. Interest on the Term Loan is payable monthly in arrears. The Company is permitted to make interest-only payments on the Term Loan for the twenty-four (24) months following the Closing Date. The interest-only period can be extended by an additional twelve (12) months subject to the achievement of a certain clinical trial milestone. The outstanding principal amount of the Term Loan, together with accrued and unpaid interest, is due on December 1, 2023. The Company is also obligated to make a final payment of 4.00% of the aggregate original principal amount of the Term Loan upon any prepayment or on the Maturity Date.

The Company’s obligations under the Loan Agreement are secured by substantially all of its assets, excluding intellectual property and subject to certain other exceptions and limitations.

The Loan Agreement contains customary affirmative covenants, including covenants regarding compliance with applicable laws and regulations, reporting requirements, payment of taxes and other obligations, and maintenance of insurance. Further, subject to certain exceptions, the Loan Agreement contains customary negative covenants limiting the ability of the Company to, among other things, sell assets, allow a change of control to occur (if the Term Loan is not repaid), make acquisitions, incur debt, grant liens, make investments, pay dividends or repurchase stock. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding principal and accrued and unpaid interest under the Loan Agreement immediately due and payable, increase the applicable rate of interest by 5.00%, and exercise the other rights and remedies provided for under the Loan Agreement and related loan documents. The events of default under the Loan Agreement include payment defaults, breaches of covenants or representations and warranties, material adverse changes, certain bankruptcy events, cross defaults with certain other indebtedness, and judgment defaults.

The description of the Loan Agreement contained herein is qualified in its entirety by reference to the text of the Loan Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On January 3, 2019, the Company issued a press release providing a corporate and product pipeline update, including announcing certain preliminary financial results and expectations for its fiscal year ended December 31, 2018. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

All of the information furnished in this Item 2.02 and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement among the Company, Oxford Finance LLC, as collateral agent, and the lenders party thereto from time to time, dated December 31, 2018.

99.1	Press Release dated January 3, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTONOMY, INC.

Date: January 3, 2019	By:	/s/ Paul E. Cayer
Paul E. Cayer
Chief Financial and Business Officer